PROSPECTUS SUPPLEMENT DATED May 23, 2001        FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated October 1, 1999)                     SEC FILE NO. 333-84661


                                  $100,000,000
                                  ITC/\DeltaCom
                 4 1/2% Convertible Subordinated Notes Due 2006

    This prospectus supplement relates to resales by the holders of ITC/\DeltaCom, Inc.'s 4 1/2% Convertible Subordinated Notes due 2006 and the shares of ITC/\DeltaCom's common stock, par value $.01 per share, issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated October 1, 1999, which is to be delivered with this prospectus supplement.

    The information appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information included in the table below.


                                                Principal          Principal
                                             Amount of Notes       Amount of         Common
                                              Beneficially          Notes          Stock Owned         Common
                                               Owned Prior         Offered         Prior to the     Stock Offered
      Name                                  to the Offering         Hereby          Offering(1)       Hereby(2)
      ----                                  ----------------     -------------     ------------     -------------

Bear, Stearns & Co. Inc..................       $    475,000      $    475,000         17,810            17,810
Value Line Convertible Fund, Inc.........       $    500,000      $    500,000         18,747            18,747
AFTRA Health Fund........................       $    250,000      $    250,000          9,373             9,373
Coditec International Ltd. E (VBL).......       $     50,000      $     50,000          1,874             1,874
Faria Fund Ltd...........................       $     50,000      $     50,000          1,874             1,874
                                                ------------      ------------      ---------         ---------
 Subtotal................................       $  1,325,000      $  1,325,000         49,681            49,681
Unnamed holders of previously registered
 notes(3)................................       $ 98,675,000      $ 98,675,000      3,699,850         3,699,850
                                                ------------      ------------      ---------         ---------
 Total...................................       $100,000,000      $100,000,000      3,749,531         3,749,531
                                                ============      ============      =========         =========

________________________
(1) Composed of the shares of common stock owned by each selling holder prior to the offering, including the shares of common stock into which the notes held by the selling holder are convertible at the initial conversion rate of $26.67 per share, excluding fractional shares. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances, which are described in more detail in the accompanying prospectus under "Description of NotesConversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2) Assumes conversion into common stock of the full amount of notes held by the selling holder at the initial conversion rate of $26.67 per share and the offering of those shares by the selling holder pursuant to this prospectus supplement and accompanying prospectus. The conversion price and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under specified circumstances which are described in more detail in the accompanying prospectus under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any. The selling holders may offer and sell pursuant to the prospectus, their notes, the shares of common stock into which the notes are convertible, or both.

(3) Based on information provided to ITC/\DeltaCom by the trustee through May 23, 2001.
                                      S-1